UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2019

Roku, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38211	26-2087865
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Winchester Circle Los Gatos, California		95032
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (408) 556-9040

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	ROKU	The Nasdaq Global Select Market

Item 1.01 Entry into a Material Definitive Agreement.

1143 Coleman Avenue Lease

On April 30, 2019, Roku, Inc. entered into an Assignment and Assumption of Lease, Landlord’s Consent and First Amendment of Lease (the “Assignment Agreement”) with 8x8, Inc. (the “Assignor”) and CAP Phase I, LLC (the “Landlord”). Pursuant to the Assignment Agreement, the Assignor assigned to us all of its right, title and interest in and to that certain lease dated January 23, 2018, by and between the Landlord and Assignor (the “Lease”) with respect to the office space located at 1143 Coleman Avenue, San Jose, California (the “Premises”). In consideration of such assignment, we assumed certain obligations of the Assignor under the Lease commencing April 30, 2019 (“Assignment Date”). The Landlord has consented to the assignment and assumption of the Lease.

The Premises consist of approximately 162,557 rentable square feet in a five (5) story office building commonly known as Building 1. Commencing January 1, 2021, the Assignment Agreement provides for annual base rent of approximately $7.5 million in the first year of the lease term, increasing incrementally to approximately $9.4 million in the final year of the lease term. The Assignment Agreement amends the Lease to provide that we will be entitled to a tenant improvement allowance of approximately $15.3 million in relation to the Premises. Pursuant to the terms and provisions of the Assignment Agreement, during the period from the Assignment Date and continuing through and including December 31, 2020 (the “Assignor Payment Period”), the Assignor will be obligated to pay the Landlord the base rent payable under the Lease and certain other expenses. We will only have supervised access to the Premises during the Assignor Payment Period and will be responsible for the cost of utility services, janitorial services and similar services supplied to the Premises. Following the expiration of the Assignor Payment Period, we will be obligated to reimburse the Assignor for (i) the full amount of base rent paid to the Landlord attributable to the period from April 1, 2020 to December 31, 2020 (subject to certain tenant improvement allowance offsets), and (ii) tenant’s share of direct expenses paid by the Assignor to the Landlord attributable to the period from November 1, 2019 through December 31, 2020. The amount of the reimbursement for this period payable by us to the Assignor is estimated to be approximately $6.5 million.

Pursuant to the terms and conditions of the Assignment Agreement, we will have exclusive possession of the Premises commencing on January 1, 2021 and continuing for the remainder of the lease term through December 31, 2029. The Assignment Agreement provides that we will have the benefit of one five-year option to extend the lease term under the Lease.

Prior to execution of the Assignment Agreement, there was no material relationship between us or any of our affiliates and the Assignor. We currently lease space with the Landlord and certain of its affiliates within the commercial development commonly known as “Coleman Highline.”

We have obtained a letter of credit in the aggregate amount of approximately $4.1 million to secure certain of our obligations under the Assignment Agreement and the Lease.

The foregoing descriptions are not intended to be a comprehensive summary and are qualified by the terms of the respective agreements. A copy of the Assignment Agreement and Lease will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2019.

Credit Agreement

On February 19, 2019 (the “Original Closing”), Roku, Inc. entered in to a Credit Agreement (the “Existing Credit Agreement”) with Morgan Stanley Senior Funding, Inc.  On May 3, 2019 (the “Closing Date”), we received $25,000,000 aggregate principal amount of new term loan commitments and $25,000,000 aggregate principal amount of new revolving commitments (together, the “Incremental Commitments”), on the same terms as the respective existing facilities under the Existing Credit Agreement, pursuant to an Incremental Assumption and Amendment No. 1, by and among us, as borrower, the lenders (“Lenders”) and issuing banks from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”) and collateral agent (the “Amendment” and, the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”).

The Credit Agreement provides for (i) a four-year revolving credit facility in the aggregate principal amount of up to $100,000,000 (the “Revolving Credit Facility”), (ii) a four-year delayed draw term loan A facility in the aggregate principal amount of up to $100,000,000 (the “Term Loan A Facility”) and (iii) an uncommitted incremental facility, subject to the satisfaction of certain financial and other conditions, in the amount of up to (v) $50,000,000, plus (w) 1.0x of our consolidated EBITDA for the most recently completed four fiscal quarter period, plus (x) an additional amount at our discretion, so long as, on a pro forma basis at the time of incurrence, our secured leverage ratio does not exceed 1.50 to 1.00, plus (y) voluntary prepayments of the Revolving Credit Facility and Term Loan A Facility to the extent accompanied by concurrent reductions to the applicable Credit Facility, plus (z) for up to 90 days after the Original Closing, $25,000,000 (together with the Revolving Credit Facility and the Term Loan A Facility, collectively, the “Credit Facility”).  Borrowings under the Term Loan A Facility may be made by us up to 9 months following the Original Closing (the “Term Loan A Availability Period”).  Except for $24,332,415 of rollover letters of credit outstanding under the Revolving Credit Facility, as of May 3, 2019, the Credit Facility is undrawn.

Each Lender’s obligation to fund future loans or issue future letters of credit under the Credit Facility is subject to the satisfaction of certain conditions set forth in the Credit Agreement.

Loans under the Credit Facility bear interest at a rate equal to, at our election (i) an alternate base rate, based upon the highest of (x) the prime rate published by the Wall Street Journal, (y) the federal funds effective date plus ½ of 1% and (z) the one-month LIBO rate plus 1.00%, in each case plus an applicable margin of up to 1.00% per annum, with step-downs based on our secured leverage ratio or (ii) an adjusted one-, two-, three-, or six month LIBO rate, at our election, plus an applicable margin of up to 2.00% per annum, with step-downs based on our secured leverage ratio.

As of the Closing Date, there are no guarantors under the Credit Agreement, however the obligations under the Credit Agreement may be guaranteed by our subsequently acquired or formed direct and indirect subsidiaries (other than certain immaterial subsidiaries, foreign subsidiaries, and subject to other exceptions set forth in the Credit Agreement). Our obligations under the Credit Agreement and any swap and cash management obligations are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all our tangible and intangible assets, except for certain customary excluded assets and (ii) all of the capital stock owned by us (limited to, in the case of the stock of certain of our first-tier non-U.S. subsidiaries, 65% of the voting interests of such subsidiaries, and subject to certain other customary exceptions set forth in the Credit Agreement).

We are permitted to make voluntary prepayments of the loans under the Credit Agreement at any time without payment of a premium. We are required to make mandatory prepayments of loans under the Credit Agreement (without payment of a premium) with (a) net cash proceeds from certain non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (b) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions) and (c) net cash proceeds from issuances of debt or disqualified capital stock (other than certain permitted debt); provided that the mandatory prepayment requirements set forth in the foregoing clauses (a) and (b) shall only take effect beginning on the date that is the earlier of (i) 9 months after the Closing Date and (ii) the date that the Term Loan A Facility is fully-drawn, unless we terminate the Term Loan A Availability Period prior to such date.

Loans under the Term Loan A Facility will amortize in equal quarterly installments beginning on the last day of the fiscal quarter ending after the date of the initial borrowing under the Term Loan A Facility, in an aggregate annual amount equal to (i) on or prior to December 31, 2021, 1.25% of the drawn principal amount of the Term Loan Facility and (ii) thereafter, 2.50% of the drawn principal amount of the Term Loan Facility, with any remaining balance payable on the maturity date of the Term Loan A Facility.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, limitations on restrictive agreements, fundamental changes and business activities, investments, mergers, dispositions, transactions with affiliates, prepayment of other indebtedness and dividends and other distributions.  The Credit Agreement also contains a financial covenant requiring us to maintain a minimum adjusted quick ratio of 1.00 to 1.00, tested as of the last day of any fiscal quarter.

Events of default under the Credit Agreement include: (i) our failure, or the failure of any future guarantors under the Credit Agreement (each a “Loan Party”) to timely make payments due under the Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (iii) failure by any Loan Party to comply with the covenants under the Credit Agreement and other related agreements; (iv) certain defaults by us or our restricted subsidiaries under other indebtedness in a principal amount in excess of a specified threshold; (v) insolvency or bankruptcy-related events with respect to us or any of our material subsidiaries; (vi) certain undischarged judgments in excess of a specified threshold against us or any of our material restricted subsidiaries; (vii) certain ERISA-related events reasonably expected to have a material adverse effect on us and our restricted subsidiaries, taken as a whole; (viii) certain security interests or liens under the loan documents ceasing to be, or being asserted by any Loan Party not to be, in full force and effect; (ix) any loan document or material provision thereof ceasing to be, or any challenge or assertion by any Loan Party that such loan document or material provision is not, in full force and effect; and (x) the occurrence of a change of control. If one or more events of default occurs and continues beyond any applicable cure period, the Administrative Agent may, with the consent of the Lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such Lenders, terminate the commitments of the Lenders to make further loans and declare all of the obligations of the Loan Parties under the Credit Agreement to be immediately due and payable.

The foregoing summary is qualified in its entirety by reference to the complete terms and conditions of the Existing Agreement, filed as Exhibit 10.32 to our annual report on Form 10-K for the year ended December 31, 2018 and the Amendment, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report with respect to the amendment to the Credit Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roku, Inc.

Date: May 6, 2019	By:	/s/ Steve Louden
Steve Louden
Chief Financial Officer